AGREEMENT



                     TO DEVELOP CERTAIN OIL AND GAS FIELDS
            AND EXPLORE AREAS FAVORABLE TO HYDROCARBON ACCUMULATION
                      IN THE ZDANICE WEST - MOURINOV AREAS



                                    BETWEEN



                           MORAVSKE NAFTOVE DOLY a.s.



                                      AND



                     DANUBE INTERNATIONAL PETROLEUM COMPANY

                                August 18, 1995





                                    CONTENTS
Preamble

     Article 1  Definitions

     Article 2  Objective of the Agreement

     Article 3  Agreement Term

     Article 4  Drilling Test and Production Work Commitment

     Article 5  Management Organization and its Function

     Article 6  Operator

     Article 7  Decision on Petroleum and Production Operations

     Article 8  Operations and Management of Wells

     Article 9 Preference to the Employment of MND Personnel, Goods and Services

     Article 10 Funding and Sole Risk

     Article 11 Production, Lifting, Quality, Quantity, Price and
                Destination of Hydrocarbons

     Article 12 Gross Revenue and Net Revenue

     Article 13 Allocation of Net Revenue

     Article 14 Training of Local Personnel and Transfer of Technology

     Article 15 Ownership of Assets and Data

     Article 16 Taxation

     Article 17 Assignment

     Article 18 Force Majeure

     Article 19 Consultation and Arbitration

     Article 20 Effectiveness of This Agreement

     Article 21 Environmental Baseline Study

     Article 22 The Applicable Law

     Article 23 Language of Agreement and Working Language

     Article 24 Miscellaneous


     Exhibit A Map of AMI

     Exhibit B Standard Oil Analysis

     Exhibit C Standard Gas Analysis



       THE AGREEMENT FOR A JOINT VENTURE IN THE CZECH REPUBLIC TO DEVELOP
          CERTAIN OIL AND GAS FIELDS AND EXPLORE IN AREAS FAVORABLE TO HYDROCARBON ACCUMULATIONS IN THE ZDANICE WEST-MOURINOV AREA


This Agreement is entered into in Hodonin as of this August 18th day of 1995 by and between Moravske Naftove Doly a.s. (hereinafter abbreviated as "MND") as one part, and Danube International Petroleum Company (hereinafter abbreviated as "DIPC") as the other part.

WHEREAS:

1. MND holds title to certain oil and gas Licenses identified in Exhibit A, located in the Czech Republic (hereinafter abbreviated as the "AMI") and desires to develop and accelerate commercial production in certain areas by using DIPC's expertise.

2. DIPC has technical expertise in the rehabilitation, development and exploration of oil and gas resources. DIPC desires and agrees to provide funds as set forth in Article 10.1 and apply its appropriate, advanced technology, as well as managerial experience to the joint venture cooperation within the AMI.

3. The Parties wish to cooperate in the redevelopment of wells and hydrocarbon fields and explore within the AMI, through the process of applying modern tools and techniques on the terms and conditions provided in this Agreement.

Now, therefore, in consideration of the mutual covenants contained in this Agreement, the Parties agree as follows:

                                   ARTICLE 1
                                  DEFINITIONS

The following words and phrases used in this Agreement shall have, unless otherwise specified in this Agreement, the following meanings:

1.1 "Area of Mutual Interest" ("AMI"), as set forth in Exhibit A, shall include the economic benefit deriving from hydrocarbons contained in the stratigraphic sections from the surface to economic basement.

1.2  "CP Well" is a well capable of commercial production.

1.3 "Date of Commencement of Commercial Production" means in respect of each well where commercial production is established ("Commercial Producing Well" or "CP Well"), the date of which shall commence on the date on which OPC declares that the particular well is set to commence commercial production.

1.4 "Delivery Point" means the point where petroleum is delivered to the selling device closest to the wellhead of any CP Well.

1.5 "Department or Unit" means the department or unit which is authorized by the State of the Czech Republic to be responsible for administration of the petroleum industry in the Czech Republic.

1.6  "G&G" means geological and geophysical works.

1.7 "Joint Account " means bank account or accounts set up to hold and disburse revenues received from the Production Operations.

1.8 "Operating Committee" ("OPC") means a committee where both parties are represented equally.

1.9 "Monthly Gross Production" means the total production of hydrocarbons available for sale at the Delivery Point for a CP Well for one calendar month.

1.10 "Petroleum Operations" means any exploration, rehabilitation, development operations, G&G, and other activities related to this Agreement.

1.11 "Production Operations" means operations and all activities carried out for hydrocarbon production from any CP Well from the Date of Commencement of Commercial Production such as production, extraction, injection, stimulation, treatment, storage, transportation, lifting, and the like.

1.12 "Operator" means DIPC in the Petroleum Operations phase and MND in the Production Operations phase.

1.13 "Party" means either of DIPC or MND.

1.14 "Work Program" means all types of plans formulated for the performance of the Petroleum Operations and Production Operations.

1.15 "CZK" means Czech Crowns.

1.16 "Effective Date" means the date the Agreement is signed.

1.17 "Working Interests" represents the percentage of the ownership production and the cost obligation of the same production.


                                   ARTICLE 2
                           OBJECTIVE OF THE AGREEMENT

2.1  The objective of this Agreement is:

          (a) to accelerate the development and production of hydrocarbons from existing and new reservoirs in commercial quantities in the AMI by employing modern development and exploration tools.

          (b)  to explore for hydrocarbons in the AMI.

2.2  To facilitate this objective:

          (a) MND represents and warrants that it has unencumbered interests in the Licenses and the AMI as set forth in Exhibit A. To further the objective of this Agreement, MND contributes and dedicates exclusively all such interests to the Parties for the purpose of this Agreement for the term hereof.

          (b) The Parties agree to provide funding for the operations within the AMI as provided for in Article 10.1.

2.3 Petroleum Operations may be conducted in any part of the AMI during the term of this Agreement in accordance with the provisions of this Agreement.

2.4 MND agrees that no entity other than the entity comprising DIPC will be permitted to perform Petroleum Operations within the AMI under a joint venture and/or any similar petroleum agreement to this one as agreed by the parties except as set forth in Article 17.1.


                                   ARTICLE 3
                                 AGREEMENT TERM

3.1 The term of this Agreement shall be not less than twenty five (25) years or as long as commercial production continues within the AMI.


                                   ARTICLE 4
                  DRILLING TEST AND PRODUCTION WORK COMMITMENT

4.1 DIPC shall begin to perform on site Petroleum Operations within one hundred and eighty (180) days after the approval by the OPC of the Work Program.


                                   ARTICLE 5
                    MANAGEMENT ORGANIZATION AND ITS FUNCTION

5.1 For the purpose of the proper performance of the Petroleum Operations, the Parties shall establish an Operating Committee (the "OPC") within thirty (30) days from the date of execution of this Agreement.

          5.1.1 MND and DIPC shall each appoint four representatives to form the OPC, and each Party to this Agreement shall designate one of its representatives as its chief representative at the OPC.

          5.1.2 Except as otherwise agreed by the Parties, a regular meeting of the OPC shall be held at least once a calendar quarter and other meetings, if necessary, may be held at any time at the request of any Party to this Agreement, upon giving reasonable notice to the other Party of the date, time and location of the meeting and the items to be discussed. The regular place of the OPC meetings shall be in Hodonin, except as mutually agreed by the Parties.

5.2  The OPC shall have the power with the exception of the provisions of
Article 7, to:

          5.2.1 Review and adopt Petroleum and Production Operations and respective budgets.

          5.2.2 Approve or confirm the following items of procurement and expenditures:

               (a) approve procurement of any asset within the budget with a unit price exceeding 150,000 CZK (One Hundred and Fifty Thousand Czech Crowns) or any single purchase order of total monetary value exceeding 150,000 CZK.

               (b) approve a lease of equipment, an engineering subcontract or a service contract within the budget worth more than 150,000 CZK.

          5.2.3 Review and approve plans for transfer to Production Operations in accordance with Article 6.5 hereof.

          5.2.4 Discuss, review, decide and approve other matters that have been proposed by either Party to this Agreement or submitted by the expert groups or the Operator.

          5.2.5 Review and examine matters required to be submitted to relevant authorities of the Czech Republic.

5.3 Decisions of the OPC shall be made unanimously through consultation. All decisions made unanimously shall be deemed as formal decisions and shall be equally binding upon the Parties.

When matters arise on which agreement cannot be reached, the Parties may convene another meeting as soon as possible in an attempt to find a new solution thereto based on the principle of mutual benefit. The Parties shall work diligently, constructively and in good faith throughout to reach unanimous decisions at the OPC.

          5.3.1 During Petroleum and Production Operations, the Parties shall endeavor to reach agreement through consultation on the Work Programs. If the Parties fail to reach agreement through consultation within 30 days of a matter first coming up at a meeting in the Petroleum and Production Operations phase, the Operator's proposal shall prevail.

          5.3.2 If it is considered that a matter requires urgent handling or may be decided without convening a meeting, the OPC may make decisions through telexes, facsimiles or the circulation of documents to produce decisions

5.4  The OPC may establish expert groups as required.

5.5 When MND does not act as the Operator, MND shall have the right to assign professional representatives to DIPC's administrative and technical department which are related to the Petroleum Operations, who may work alongside the Operator's staff. DIPC shall have like privileges when MND is the Operator.

5.6 The specific responsibilities and working procedures within the OPC shall be discussed and determined by the OPC in accordance with the relevant provisions of this Agreement.

5.7 Subject to OPC approval, MND shall assist DIPC in customs formalities, in acquiring the various licenses or permits that may be required under this Agreement, in obtaining office space, transportation and communication facilities, in facilitating DIPC's personnel living and working in the Czech Republic, in contacting and coordinating with the government departments concerned for relevant matters under this Agreement within the relevant time frames as required, and to generally provide such assistance as is reasonable and necessary in the circumstances. All expenses incurred for assistance shall be paid and charged to the Joint Account.


                                   ARTICLE 6
                                    OPERATOR

6.1 The Parties agree that DIPC shall act as the Operator for the Petroleum Operations until its transfer to MND. The Parties agree that MND shall act as Operator for the Production Operations. The procedure in Article 6.5 shall govern the assumption by MND of the Production Operations from DIPC.

6.2  The Operator shall have the following obligations:

          6.2.1 To apply the appropriate and advanced technology and business managerial experience to perform the Petroleum and Production Operations reasonably, economically and efficiently in accordance with sound international practice.

          6.2.2 To prepare Work Programs and budgets related to the Petroleum and Production Operations and to carry out the approved Work Programs and budgets.

          6.2.3 To be responsible for procurement of installations, equipment, and supplies and entering into subcontracts and service contracts related to the Petroleum and Production Operations, in accordance with the approved Work Programs and budgets.

          6.2.4 To maintain complete and accurate accounting records of all the costs and expenditures of the Petroleum and Production Operations and to keep securely the accounting books in good order.

          6.2.5 To report the work progress and situation to the OPC in a timely manner.

          6.2.6 To make necessary preparation for regular meetings of the OPC, and to submit in advance to the OPC necessary information related to the matters to be reviewed and approved by the OPC.

6.3 In the course of the performance of the Petroleum and Production Operations, Operator shall be responsible only for any direct damage rising out of the gross negligence or willful misconduct of the Operator's staff.

6.4 In the course of the performance of the Petroleum and Production Operations, Operator shall handle the information and samples of reports in accordance with the following provisions:

          6.4.1 he Operator shall provide the non-operator with various information and data required to be provided under this Agreement. For Petroleum Operations, DIPC shall have the right to copy and use relevant well and reservoir data and technical information, with prior consent of MND, such consent not to be unnecessarily withheld or delayed. The costs incurred in copying material shall be the only costs charged by MND for such material and such costs shall be billed to the Joint Account.

          6.4.2 The Operator shall, at the request of any Party to this Agreement, furnish that Party to this Agreement with all information concerning the Petroleum and Production Operations.

6.5 The OPC shall decide on the approach of the assumption by MND of the Production Operations of any CP Well. This transfer of well operation shall be at the Date of Commencement of Commercial Production for each CP Well.


                                   ARTICLE 7
                DECISION ON PETROLEUM AND PRODUCTION OPERATIONS

7.1 During the initial investment of US $1 million and the additional investment of CZK 82 million by DIPC, OPC shall determine and approve the Petroleum Operations Work Program.

After the investment of US $1.0 million and CZK 82 million by DIPC, the OPC will decide and approve the Petroleum Operations. The OPC will always decide and approve the Production Operations.

                                   ARTICLE 8
                       OPERATIONS AND MANAGEMENT OF WELLS

8.1 The Production Period of any CP Well shall commence on the Date of Commencement of Commercial Production of such well and continue until the rate of production of such a well has decreased so that the level of production will not support the cost of operation.

8.2 In the event that the Parties agree to suspend temporarily the production of a CP Well, the duration of the relevant period of production suspension and the arrangement for the maintenance operations during the period of suspensions shall be proposed by the Operator and shall be decided by the OPC. In the event that the Parties fail to reach an agreement on the restoration of production by the expiration of production suspension period decided by OPC through discussion, the Party who wishes to restore production shall have the right to the benefit of the revenue from such CP Well up to 500% of cost incurred by the party who restores production.

8.3 If after the completion of the Petroleum Operations on any well, in all reservoirs that are interpreted by the Parties to contain hydrocarbons, the production from such well is not sufficient to sustain commercial production, then such wells shall be plugged and abandoned.


                                   ARTICLE 9
                      PREFERENCE TO THE EMPLOYMENT OF MND
                         PERSONNEL, GOODS AND SERVICES

9.1 The OPC shall give preference to MND and/or local goods, equipment and service when procuring necessary goods and leasing equipment as well as entering into subcontracts or other service contracts for the performance of the Petroleum and Production Operations provided that these are competitive in terms of price, quality, terms of delivery and service.


                                   ARTICLE 10
                             FUNDING AND SOLE RISK

10.1 Funds required for Petroleum Operations shall be provided as follows:

          (a) The initial investment of US $1.2 million by DIPC gives DIPC a 25% working interest and the rights to 25% of all production produced within the AMI.

          (b) DIPC has the option at any time to invest CZK 3.28 million or equivalent cash payment to increase its working interest and rights to production within the AMI by 1%, up to an additional 25%, allowing DIPC a maximum of 50%.

          (c) After the elected investment of DIPC of CZK 82 million and therefore reaching 50%, as set forth in Article 10.1 (b), all investments are equally split between MND and DIPC.

10.2 The operating costs, and any sustaining or maintenance capital costs, required for the Production Operation shall be funded in proportion to the election by DIPC under the earning rights set forth in Article 10.1, from the Joint Account except, if there is insufficient funds in the account, then the Operator shall determine the cash requirements and issue a cash call to MND and DIPC to fund amounts. No operation shall commence unless there are adequate funds on account to pay for the operation.

10.3 For the purpose of implementing this Agreement, MND agrees that DIPC may use the reserves or revenues to be earned by DIPC as security for financing, provided that DIPC shall notify MND in advance and provided further that the right and interest of MND under this Agreement shall not be impaired thereby.

10.4 Any Party to this Agreement may submit a proposal for Petroleum and Production Operations. If the OPC does not unanimously approve the operation, the Party proposing the operation may undertake the work at its own cost and risk. If the work results in a CP Well, that Party bearing the sole risk shall, notwithstanding Article 13, be entitled to all revenue derived from the CP well in question until that Party has recovered:

          (a) 500% of the investment from any well resulting from the sole risk Petroleum and Production Operations in an existing field.

          (b) 1,000% of the investment from a field wildcat from the sole risk Petroleum and Production Operations.

          10.4.1 Well and seismic information from the sole risk operation in question shall be available without delay to the nonparticipating Party, provided that the nonparticipating Party pays the costs of copying and delivery of such information.


                                   ARTICLE 11
               PRODUCTION, LIFTING, QUALITY, QUANTITY, PRICE AND
                          DESTINATION OF HYDROCARBONS

11.1 The Operator in the Production Operations phase shall, in accordance with the production profile of each CP Well, work out a hydrocarbon production plan for each CP Well for each calendar year and carry out hydrocarbon production pursuant to such plan.

11.2 MND shall be responsible for lifting all petroleum produced by each CP Well drilled pursuant to this Agreement and for the transportation and marketing of all such petroleum. Within thirty (30) days of the Date of Commencement of Commercial Production of each CP Well, MND shall submit a petroleum lifting and selling procedure incorporating the arrangements as advised by the Parties in this Agreement to the OPC for approval. All expenses incurred for transportation and marketing shall be paid and charged to the Joint Account.

11.3 Quality of the Crude Oil

          11.3.1 The quality analysis of all crude oil, gaseous hydrocarbons and associated products produced by any wells shall be undertaken at the Delivery Point. Such analysis shall be carried out on a sample take by the MND laboratories.

          11.3.2 The crude oil quality analysis referred to in Article 11.3.1 above shall include the standard analysis, similar to Exhibit B.

          11.3.3 The gas quality analysis referred to in Article 11.3.1 above shall include the standard analysis, similar to Exhibit C.

11.4 Quantity of the Crude Oil and Gas

          11.4.1 The quantity measurement of the hydrocarbons produced from each CP Well when being lifted shall be made at a Delivery Point, and with measuring devices as can be agreed upon by the Parties.

          11.4.2 If any Party to this Agreement believes that the measuring devices, sampling or analysis are inaccurate or has any objection to the results specified in the above-mentioned certificates, then on-site investigations, technical exchanges and discussions may be conducted by the Parties to resolve the issue in a manner satisfactory to the Parties.

11.5 Determination of the Produced Hydrocarbons Price

          11.5.1 The liquid hydrocarbons shall be calculated at the Delivery Point.

          11.5.2 The price of the crude oil produced from all the CP Wells under this Agreement shall be denominated in CZK per m3 (cubic meter).

          11.5.3 The price of gas produced from all wells under this Agreement will be cited in CZK per m3 (cubic meter).

11.6 Marketing

          11.6.1 MND will be responsible for managing the sale of all hydrocarbons unless the Parties agree otherwise.

11.7 Transportation of Crude Oil

          11.7.1 Hydrocarbons shall be preferentially moved on any MND transportation system to the point of sale.

11.8 Production of Hydrocarbons

          11.8.1 The Parties shall use all reasonable efforts to produce all CP Wells at their maximum efficient rate of production.


                                   ARTICLE 12
                         GROSS REVENUE AND NET REVENUE

12.1 The Parties agree that the Monthly Gross Revenue for each CP Well shall be determined as follows:

          12.1.1 Within thirty (30) days of the end of each calendar month, the Parties shall determine the Monthly Gross Production of hydrocarbons for such month for each CP Well in accordance with Article 11.4.

          12.1.2 The Monthly Gross Revenue for each CP Well shall be the Monthly Gross Production for such well multiplied by the hydrocarbon price determined in accordance with Article 11.5 converted to CZK.

12.2 The Parties agree that the Monthly Net Revenue of such CP Well shall be the Monthly Gross Revenue for such well less the following amounts only and no others:

     12.2.1 Royalty and production and exploration areas rental as set forth in the Czech Mining and Geological Laws.

     12.2.2 The operating costs associated with producing the hydrocarbons generating the Monthly Gross Revenue for each CP Well shall be determined by the OPC when the Program for each CP Well is first approved under Article 5.2.1. A maximum and minimum cost for each well shall be determined by MND prior to the commencement of first production for each calendar year and submitted to the OPC for approval one month prior to the OPC meeting.

     12.2.3 The Parties agree that according to the Czech Mining Law and associated Law No. 168 and 169/1993 plugging and abandonment trust fund must be created for every CP well operated under this agreement (production, injection and observing).

Fund must created for all wells on the field which are used in the process of production that means also injection and observing wells.


                                   ARTICLE 13
                           ALLOCATION OF NET REVENUE

13.1 Within five days of receipt of funds into the Joint Account for the sale of Monthly Gross Production, the Operator shall distribute to MND and DIPC in proportion to their earning right set forth in Article 10.1 in Czech Crowns.


                                   ARTICLE 14
             TRAINING OF LOCAL PERSONNEL AND TRANSFER OF TECHNOLOGY

14.1 In the course of the implementation of this Agreement, DIPC shall apply in the Petroleum Operations its appropriate and advanced technology and managerial experience, including its proprietary technology, e.g. patent, know-how or other technology. DIPC may from time to time train MND personnel and transfer technology, know-how and experience, and the data and/or information agreed by the Parties subject to appropriate Confidentiality and Patent Agreements to MND and its affiliates. DIPC shall propose to the OPC training programs for up to 6 man weeks per calendar year. Costs are to be covered by the Joint Account.

                                   ARTICLE 15
                          OWNERSHIP OF ASSETS AND DATA

15.1 All assets purchased, installed or constructed and all data collected under this Agreement shall be owned according to the elected earning levels of DIPC according to Article 10.1.

                                   ARTICLE 16
                                    TAXATION

16.1 Each Party shall pay taxes to the Government of the Czech Republic subject to the tax laws and regulations of the Czech Republic.

                                   ARTICLE 17
                                   ASSIGNMENT

17.1 Any Party under this Agreement may assign part or all of its rights and/or obligations under this Agreement to any third party, provided that such assignment shall be guaranteed in writing that no such assignment shall interfere with the performance of the Petroleum and Production Operations. The complete documentation of the assignment shall be submitted in writing to the Parties, who shall approve the assignment within thirty (30) days of receipt. Such an approval shall not be unreasonably withheld.

                                   ARTICLE 18
                                 FORCE MAJEURE

18.1 Except in respect of the making of any payments hereunder, no Party to this Agreement shall be considered in default of the performance of any of its obligations hereunder, and the timeframes hereunder will be suspended, if any failure to perform or any delay in performing its obligations is in conformity with all the events described as follows:

          (a) the performance of any obligations hereunder is prevented, hindered or delayed because of any event or combination of events which could not be foreseen and/or which is beyond the control of such Party;

          (b) any such event or combination of events is the direct cause of preventing, delaying or hindering of such Party performance of its obligations hereunder, and

          (c) when any such event or combination of events has occurred, such Party has taken all reasonable actions to overcome any cause that prevents, hinders or delays performance of its obligations and shall insofar as is practical continue to perform its obligations hereunder.

18.2 Notice of any event of force majeure and the conclusion thereof shall forthwith be given to the other Party by the Party claiming force majeure. The Party claiming force majeure shall within a reasonable period of time furnish to the other Party documentation issued by the relevant authorities and/or some other evidence of force majeure, as necessary.

18.3 In the event of force majeure, the Parties shall immediately consult in order to find an equitable solution thereto and shall use all reasonable endeavors to minimize the consequences of such force majeure.

                                   ARTICLE 19
                          CONSULTATION AND ARBITRATION

19.1 The Parties shall make their best efforts to settle amicably through consultation any dispute arising in connection with this Agreement.

19.2 Any dispute mentioned in Article 19.1 that has not been settled through such consultation within thirty (30) days after the dispute arises, may be referred to arbitration at the request of and by either Party to this Agreement. The arbitration shall be conducted in accordance with the following provisions.

          19.2.1 The ad hoc arbitration tribunal shall consist of three (3) arbitrators. The Parties shall each appoint an arbitrator and the two arbitrators so appointed shall designate a third arbitrator. If one of the Parties does not appoint its arbitrator within thirty (30) days after the first appointment, or if the two arbitrators once appointed fail to appoint the third within thirty (30) days after the appointment of the second arbitrator, the relevant appointment shall be made by the Arbitration Institute of the Stockholm Chamber of Commerce, Sweden.

          19.2.2 The third arbitrator shall be a citizen of a country which has formal diplomatic relations with both the Czech Republic and the home countries of any companies comprising DIPC, and shall not have any economic interests or relationship with the Parties.

          19.2.3 The place of arbitration shall be determined by the Parties through consultations or, failing the agreement of the Parties within thirty (30) days after the appointment of the third arbitrator, by the majority of arbitrators of the ad hoc arbitration tribunal.

          19.2.4 The ad hoc arbitration tribunal shall conduct the arbitration in accordance with the arbitration rules of the United Nations Commission on International Trade Law ("UNCITRAL") of 1976. However, if the above-mentioned arbitration rules are in conflict with the provisions of this Article 19, including the provisions concerning appointment of arbitrators, the provision of this Article 19 shall prevail.

19.3 Both the Czech and English languages shall be official languages used in the arbitral proceedings. All hearing materials, statements of claim or defense, awards and the reasons supporting them shall be written in both Czech and English.

19.4 Any award of the arbitration tribunal shall be final and binding upon the Parties.

19.5 The right to arbitrate disputes under this Agreement shall survive the termination of the Agreement.


                                   ARTICLE 20
                        EFFECTIVENESS OF THIS AGREEMENT

20.1 All annexes to this Agreement shall be regarded as integral parts of the Agreement. If there is any inconsistency between the provisions of annexes and the main body of the Agreement, the main body of the Agreement shall prevail.

20.2 This Agreement may be terminated by either Party giving notice to the OPC that commercial production from the AMI is no longer viable. Any Party giving notice shall offer the assignment of its interest under this Agreement to the other Parties.

                                   ARTICLE 21
                          ENVIRONMENTAL BASELINE STUDY

21.1 An Environmental Study will be performed by DIPC to establish a baseline for future operations of the Parties.

21.2 The study will be paid for by DIPC.

21.3 DIPC in no way shall be responsible for environmental damage or impairment that predates the Effective Date of this Agreement. The existing environmental damage or impairment within the AMI shall be determined from the Environmental Study.

                                   ARTICLE 22
                               THE APPLICABLE LAW

22.1 The validity, interpretation and implementation of this Agreement shall be governed by the laws of the Czech Republic. Failing the relevant provisions of the laws of the Czech Republic for the interpretation or implementation of the Agreement, the principles of the applicable laws widely used in petroleum resource countries acceptable to the Parties shall be applicable.

22.2 If a material change occurs to DIPC's economic benefits after the effective date of the Agreement due to the promulgation of new laws, decrees, rules and regulations or any amendment to the applicable laws, decrees, rules and regulations made by the Government of the Czech Republic, the Parties shall consult promptly and make necessary revisions and adjustments to the relevant provisions of the Agreement in order to maintain DIPC's reasonable economic benefits hereunder.

                                   ARTICLE 23
                   LANGUAGE OF AGREEMENT AND WORKING LANGUAGE

23.1 The text of this Agreement, annexes and supplementary documents attached hereto shall be written in both Czech and English languages, and both versions shall have equal force and effect.

23.2 The Parties agree that both Czech and English shall be used as working languages. After the implementation date of this Agreement, technical documents and information concerning the Petroleum and Production Operations hereunder shall, in general, be written in English except for technical documents and information available previously and from third parties.

Unless otherwise agreed by MND, documents and information in respect of administration shall be written in both Czech and English. Forms for production and other reports and records shall be printed with headings in both Czech and English and may be filled out in either Czech or English.

                                  ARTICLED 24
                                 MISCELLANEOUS

24.1 All notices under the Agreement shall be in writing and effective only when received by either Party to the Agreement. The notices and documents of the Parties shall be delivered by hand or sent by mail, registered air mail, facsimiles, telex or cable to the address hereunder specified;

     ADDRESS OF MND:          SIGNATURES
     Uprkora 6
     695 30 Hodonin           /s/ Frauf. Bednarik
     Czech Republic
     Tel: (42) 628 523 359    Signature
     Fax: (42) 628 214 55     Name

ADDRESS OF DIPC:

     Caledonia House
     P. O. Box 1043           /s/ M. A. Schuepbach, President
     George Town
     Grand Cayman             Signature
     Cayman Islands           Name